October 8, 2009

Alliance Data’s Epsilon Signs Expansion and Renewal Agreements with R.J. Reynolds Tobacco
Company

Alliance Data’s Epsilon business announced today that it has signed a new multi-year agreement with the second-largest tobacco company in the United States, R.J. Reynolds Tobacco Company, to host its consumer database and support its consumer communication programs. Additionally, Epsilon will continue providing age-restricted, permission-based email marketing services for the company.

R.J. Reynolds Tobacco Company makes many of the nation’s best-selling tobacco brands and provides adult tobacco consumers with high-quality products. The company was founded in 1875.

Since 2004, Epsilon has been providing permission-based email marketing services to help R.J. Reynolds communicate with age-verified, adult consumers of tobacco products. Under the terms of the expansion agreement, Epsilon will now host R.J. Reynolds’ consumer database, which includes supporting its consumer communications program to enable them, within industry guidelines and governmental restrictions, to communicate with age-verified adult tobacco consumers interested in current and recently-launched products.

The goals of the program are to increase market share among existing adult tobacco consumers and raise their awareness of R.J. Reynolds’ recently-launched cigarette and smokeless tobacco products. Epsilon’s activities will leverage appropriate touch points including R.J. Reynolds’ age-restricted brand websites, its 1-800# customer contact center, coupon redemption in eligible states, sweepstakes in eligible states, and more. The solution provided by Epsilon integrates the web and call center touch points in real-time to support an adult tobacco consumer’s desired level of interaction with R.J. Reynolds. Epsilon’s team will also provide analytic services to R.J. Reynolds.

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